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                                 EXHIBIT 22.1


Subsidiaries of Mac Frugal's Bargains - Close-outs Inc.

1.  PNS Stores, Inc.
        State of Incorporation:  California
        Business Names:  Pic 'N' Save
                         Mac Frugal's Bargains - Close-outs

2.  West Coast Liquidators, Inc.
        State of Incorporation:  California
        Business Names:  None